Exhibit D

CONFIDENTIAL

LIMITED GUARANTEE

THIS LIMITED GUARANTEE, dated as of May 1, 2012 (this “Limited Guarantee”), is made by Blum Strategic Partners IV, L.P., a Delaware limited partnership (“Guarantor”), in favor of Collective Brands, Inc., a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated on or about the date hereof (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among the Company, WBG-PSS Holdings LLC, a Delaware limited liability company (“Parent”), and WBG-PSS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee.

(a) The Guarantor hereby irrevocably and unconditionally guarantees to the Company the due and punctual payment by Parent to the Company of the Applicable Percentage of the Parent Termination Fee on the terms and subject to the conditions set forth in Section 8.5(c) of the Merger Agreement (the “Parent Termination Fee Obligations”) and the Applicable Percentage of any expense reimbursement and indemnification obligations of Parent and Merger Sub to the Company pursuant to Sections 6.14 and 6.19 of the Merger Agreement, the first sentence of Section 8.5(e) of the Merger Agreement and Section 8.5(c) of the Merger Agreement (the “Expense Obligations,” and, together with the Parent Termination Fee Obligations, the “Guaranteed Obligations”); provided that the Company and the Guarantor agree that the maximum aggregate liability of the Guarantor hereunder shall not exceed an aggregate amount equal to (a) the Applicable Percentage of the Expense Obligations, less (b) the Applicable Percentage of the amount of any Expense Obligations actually previously satisfied by Parent or Merger Sub (such aggregate amount, the “Maximum Amount”), and that the Guarantor shall in no event be required to pay more than the Maximum Amount pursuant to this Limited Guarantee. “Applicable Percentage” means 16.3693%.

(b) If Parent and Merger Sub fail or refuse to pay any of the Guaranteed Obligations, the Guarantor shall immediately pay, or cause to be paid, such amounts free and clear of any deduction, offset, defense, claim or counterclaim of any kind. All payments hereunder shall be made in lawful money of the United States in immediately available funds. Except in each case as provided in Section 2(c) below, the Guarantor’s obligations under this Limited Guarantee are in no way conditioned upon any requirement that the Company proceed or otherwise attempt to collect first or at any time or in any manner against Parent or Merger Sub or any other Person interested in the transaction contemplated by the Merger Agreement before proceeding or otherwise attempting to collect against Guarantor hereunder, or otherwise exhaust any or all of the Company’s rights against Parent, Merger Sub or any other Person now or hereafter liable for any of the Guaranteed Obligations. In furtherance of the foregoing and except in each case as provided in Section 2(c) below, Guarantor acknowledges and agrees that (a) the Company may, in its sole discretion, bring and prosecute a separate action or actions against Guarantor in respect of the payment and performance of the Guaranteed Obligations (subject to the Maximum Amount), regardless of whether an action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions, and (b) the Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder as if such payment had not been made.

2. Terms of Limited Guarantee.

(a) This Limited Guarantee is one of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or Merger Sub or any other Person, or whether Parent or Merger Sub or any other Person are joined in any such action or actions. Guarantor agrees that the Company may, at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment or performance of any of the Guaranteed Obligations, without in any way impairing or affecting Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee.

(b) The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, unconditional, irrevocable and continuing irrespective of:

(i) the value, genuineness, regularity, illegality or enforceability of the Merger Agreement, the Financing Commitments or any other agreement or instrument referred to herein (other than in the case of defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement;

(ii) any change in the corporate existence, structure or ownership of Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement or any Financing Commitments (including any Other Guarantor), or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement or any other Financing Commitments (including any other Guarantor);

(iii) change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement, any Financing Commitment, any other limited guarantee that may be agreed to by Parent or Merger Sub and any Other Guarantor or any documents entered into in connection therewith;

(iv) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations); provided that, Guarantor shall be permitted to assert as a defense to, or release or discharge of, the payment of the Guaranteed Obligations, any claim, set-off, deduction, defense or release that are available to Parent of Merger Sub under the Merger Agreement;

(vi) subject to the termination of this Limited Guarantee pursuant to Section 6 below and except as provided in Section 2(c) below, the failure or delay on the part of the Company to assert any claim or demand or to enforce any right, remedy or power against Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement or any Financing Commitments;

(vii) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement or any Financing Commitments (including any Other Guarantor);

(viii) the adequacy of any means the Company may have of obtaining payment or performance in respect of the Guaranteed Obligations; or

(ix) any discharge of Guarantor as a matter of applicable Law or equity (other than a discharge of Guarantor with respect to the Guaranteed Obligations as a result of payment of the Guaranteed Obligations in accordance with their terms).

(c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or any Guaranteed Obligation hereunder or acceptance of this Limited Guarantee or any Guaranteed Obligation hereunder. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent, Merger Sub or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits and after seeking the advice of counsel. Any enforcement of, or pursuit of remedies under, this Limited Guarantee shall only be made if the Company is also taking such actions as are commercially reasonable to enforce or seek remedies under each of that certain Limited Guarantee delivered by Golden Gate Capital Opportunity Fund, L.P. in favor of the Company (the “Golden Gate Limited Guarantee”) and that certain Limited Guarantee delivered by Wolverine World Wide, Inc. in favor of the Company (the “Wolverine Limited Guarantee”), to the extent the guarantors thereunder then have outstanding payment or performance obligations thereunder.

(d) For the avoidance of doubt, the Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file any claim shall not affect the Guarantor’s obligations hereunder In the event that any payment to the Company in respect of any Guaranteed Obligation hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.

(e) Guarantor hereby covenants and agrees that it shall not directly or indirectly institute any proceeding asserting or assert as a defense in any proceeding, and shall cause its respective Affiliates not to directly or indirectly institute any proceeding asserting or assert as a defense in any proceeding, (i) that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity or (ii) the illegality, invalidity or unenforceability in accordance with its terms of this Limited Guarantee. The Guarantor agrees to pay on demand all reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by the Company in connection with the enforcement of its rights hereunder if the Company prevails in such litigation or proceeding.

3. Waiver of Acceptance, Presentment, etc. The Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of any Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices to be provided in accordance with Section 12 hereof or Section 9.6 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement or any Financing Commitment (including any other Guarantor), and all suretyship defenses generally.

4. Sole Remedy.

(a) The Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein. The Company further agrees that it has no right of recovery against, and no personal liability shall attach to, any former, current or future, direct or indirect director, officer, employee, agent or affiliates of the Guarantor, Parent or Merger Sub, any former, current or future, direct or indirect holder of any equity interests or securities of the Guarantor, Parent or Merger Sub (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of the Guarantor, Parent or Merger Sub or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, controlling person, representative or assignee of any of the foregoing, through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against the stockholders or affiliates of the Guarantor, Parent or Merger Sub or otherwise in respect of any liabilities or obligations relating to, arising out of or in connection with, the Merger Agreement and the transactions contemplated thereby, except for the Company’s rights against the Guarantor, its successors or permitted assigns under, or in connection with, this Limited Guarantee, the Confidentiality Agreement, the Equity Financing Commitment or the transactions contemplated hereby or thereby and against Parent or Merger Sub or their respective successors and assigns under, or in connection with, the Confidentiality Agreement or the Merger Agreement or the transactions contemplated thereby. In the event the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Maximum Amount (less amounts paid under this Limited Guarantee prior to such event), then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the liability of such Guarantor hereunder.

(b) The Company hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Financing Commitment or, in each case, the transactions contemplated thereby, against the Guarantor or any of its affiliates except for (i) claims by the Company against the Guarantor, its successors or permitted assigns (including any Successor Entity) under and in accordance with this Limited Guarantee, (ii) claims by the Company against Parent or Merger Sub or their respective successors or assigns under and in accordance with the Merger Agreement or the Confidentiality Agreement and (iii) to the extent (but only to the extent) the Company is expressly entitled under the Equity Financing Commitment or the Merger Agreement to enforce or cause Parent to enforce the Equity Financing Commitment in accordance with the terms thereof, claims by the Company against the Guarantor seeking to enforce the Equity Financing Commitment or against Parent seeking to cause Parent to enforce the Equity Financing Commitment in accordance with their terms, and the Company hereby, on behalf of itself and its affiliates, waives any and all claims arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Financing Commitment Letter or, in each case, the transactions contemplated thereby against the Guarantor or any of its affiliates and releases such Persons from such claims, in each case, except for claims expressly described in the preceding clauses (i), (ii) and (iii). Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Company.

5. Subrogation. The Guarantor will not exercise against Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations (including any Other Guarantor) any rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations (including any Other Guarantor), whether arising by contract or operation of Law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, including the right to take or receive from Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations (including any Other Guarantor), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been paid in full. If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guarantee or any guarantee provided by any Other Guarantor, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of Guarantor and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by Guarantor under this Limited Guarantee.

6. Termination. This Limited Guarantee shall terminate upon, and the Guarantor shall not have any further liability or obligation under this Limited Guarantee from and after, the earliest to occur of any of the following: (a) the Effective Time; (b) with respect to the Parent Termination Fee Obligations only, (i) the valid termination of the Merger Agreement in accordance with its terms where the Parent Termination Fee does not become payable and (ii) the six-month anniversary after the date of termination of the Merger Agreement in accordance with its terms in circumstances where the Parent Termination Fee becomes payable unless, in the case of this clause (b)(ii), the Company has made a claim in respect of the Parent Termination Fee Obligation pursuant to this Limited Guarantee prior to the otherwise applicable termination date, in which case this Limited Guarantee shall continue in full force and effect with respect to the Parent Termination Fee Obligations until such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or a final, non-appealable judgment of a Governmental Entity of competent jurisdiction; (c) with respect to the Expense Obligations only, the six-month anniversary after the date of termination of the Merger Agreement in accordance with its terms unless, in the case of this clause (c), the Company has made a claim in respect of the Expense Obligation pursuant to this Limited Guarantee prior to the otherwise applicable termination date, in which case this Limited Guarantee shall continue in full force and effect with respect to the Expense Obligations until such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or a final, non-appealable judgment of a Governmental Entity of competent jurisdiction.

7. Continuing Guarantee. Unless terminated pursuant to the provisions of Section 6 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor hereunder, its successors and permitted assigns (including any Successor Entity), and shall inure to the benefit of, and be enforceable by, the Company and its permitted successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

8. Entire Agreement. This Limited Guarantee, the Merger Agreement, the Voting Undertaking, the Carveout Transaction Agreement, the Confidentiality Agreements, the Equity Financing Commitments (to the extent the Company is a third party beneficiary thereof), the Golden Gate Limited Guarantee and the Wolverine Limited Guarantee constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Limited Guarantee is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies.

9. Amendment; Waivers, etc. No amendment, modification or discharge of this Limited Guarantee, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Limited Guarantee or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

10. No Third Party Beneficiaries. Subject to Section 4 hereof, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto and any Guarantor affiliate any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

11. Counterparts. This Limited Guarantee may be executed by facsimile or other means of electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with this Limited Guarantee, shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person, (b) upon confirmation of receipt, when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or for hand delivery on the next Business Day), (c) on receipt, after dispatch by registered or certified mail, postage prepaid, or (d) on the next Business Day, if transmitted by national overnight courier, addressed in each case as follows:

(a)	if to the Company,

Collective Brands, Inc.

3231 Southeast Sixth Avenue

Topeka, KS 66608-2208

Attention: General Counsel

Facsimile: 785-368-7577

Email: michael.massey@collectivebrands.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Francis J. Aquila

                 Audra D. Cohen

Facsimile: (212) 558-3588

if to the Guarantor,

Blum Capital Partners, L.P.

909 Montgomery Street

San Francisco, CA 94133

Attention: David Chung

fax:          (415) 434-3130

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attention: Stephen D. Oetgen

Facsimile: (415) 439-1500

13. Governing Law. THIS LIMITED GUARANTEE SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

14. Consent to Jurisdiction, etc. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Limited Guarantee and of the documents referred to in this Limited Guarantee, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Limited Guarantee or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 13 hereof or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

15. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE, THE CARVEOUT TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16. Representations and Warranties. The Guarantor hereby represents and warrants to the Company that:

(a) it is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to execute, deliver and perform this Limited Guarantee;

(b) the execution, delivery and performance of this Limited Guarantee by it has been duly and validly authorized and approved by all necessary limited partnership action by it and all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Limited Guarantee;

(d) the unfunded capital commitments necessary for it to fulfill its obligations under this Limited Guarantee shall be available to it when due for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof; and

(e) the execution, delivery and performance by the Guarantor of this Limited Guarantee do not and will not (i) violate the organizational documents of the Guarantor, (ii)

violate any Law or Order applicable to the Guarantor or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any contract to which the Guarantor is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by the Guarantor of the transactions contemplated by this Limited Guarantee on a timely basis.

17. Specific Performance. The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that Guarantor does not perform any provision of this Limited Guarantee in accordance with its specified terms or otherwise breaches its terms and further agree that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which it is entitled at law or in equity, and that the Company shall not be required to provide any bond or other security in connection with any such order or injunction.

18. No Waiver; Cumulative Rights. No single or partial exercise by the Company of any right, remedy or power hereunder shall preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

19. No Assignment. Neither the Guarantor nor the Company may assign any of its rights nor delegate any of its obligations under this Limited Guarantee, by operation of Law or otherwise. Any purported assignment of this commitment in contravention of this Section 19 shall be void.

20. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Limited Guarantee is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; provided, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Section 4 and Section 6. No party shall assert, and each party shall cause its respective affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

21. Headings. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

22. Relationship of the Parties; Several Liability. Each party acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the

Guarantor under this Limited Guarantee are solely contractual in nature. In no event shall Parent, Merger Sub or the Guarantor hereunder be considered an “affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guarantee.

23. Interpretation; Construction. Sections 9.13(a) and (b) of the Merger Agreement are hereby incorporated by reference into this Limited Guarantee as if set forth herein in their entirety.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

BLUM STRATEGIC PARTNERS IV, L.P.

By:	Blum Strategic GP IV, L.P.
its general partner

	By:	Blum Strategic GP IV, L.L.C.
its general partner

		By:	/s/ David Chung
David Chung
Authorized Person

[Signature Page to Limited Guarantee]

COLLECTIVE BRANDS, INC.

By:	/s/ Michael J. Massey
Name:	Michael J. Massey
Title:	Chief Executive Officer

{Limited Guarantee}